UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: Date of earliest event: December 1, 2020 (November 24, 2020)

UNITED HEALTH PRODUCTS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-27781	84-1517723
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10624 S. Eastern Ave., Ste. A209

Henderson, NV 89052

(Address of principal executive offices, zip code)

(877) 358-3444

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory arrangements of Certain Officers

On November 24, 2020, the Board of Directors approved a succession proposal by Douglas Beplate, Chief Executive Officer, whereupon he would step down from his current management position and the Company would appoint Brian Thom as Mr. Beplate’s successor to the position of Chief Executive Officer, effective December 1, 2020. Mr. Beplate shall continue to serve as a member of the Board of Directors and as its Chairman. Mr. Thom would also be appointed effective January 1, 2021 to serve as a member of the Board of Directors to fill a currently existing vacancy on the Board.

On November 24, 2020, Nate Knight submitted his resignation, which the Company accepted, from his position as Chief Financial Officer and a director of the Company. The Company and Mr. Knight also agreed to terminate his services agreement effective upon his resignation. Louis Schiliro, who currently services as Chief Operating Officer was appointed to the Board of Directors to fill the vacancy resulting from Mr. Knight’s resignation. Additionally, Kristofer Heaton was appointed by the Board of Directors to serve as Vice President of Finance and as the Company’s Principal Financial Officer.

On December 1, 2020, the Company entered an “at will” services agreement with Mr. Thom for his CEO role. This agreement is appended hereto as Exhibit 10.1. Mr. Thom shall receive a monthly fee of $15,000. He is also entitled to a Restricted Stock Unit Award of 11,500,000 shares, which shall vest based upon performance as outlined in the RSU Agreement, which is appended hereto as Exhibit 10.2. Brian Thom has served as a consultant to the Company since April 2020 overseeing finance and business development activities. He brings over 20 years of corporate finance experience and a successful track record of helping fast growing companies across a broad range of industries to raise capital and create shareholder value. Over the course of his career he spent a decade with JPMorgan’s global Mergers and Acquisitions group and five years leading the Americas Corporate Finance group with Société Générale, a multi-national European investment bank, among other entrepreneurial pursuits. During this time, Mr. Thom played a major role in over 60 M&A and equity placement transactions with an aggregate transaction value in excess of $200 billion.

The Company is currently negotiating an “at will” services agreement with Mr. Heaton for his VP Finance and CFO role, under which proposes a monthly fee of $7,500 and Restricted Stock Unit Award totaling 1,000,000 shares (inclusive of 500,000 RSUs previously granted) which shall vest based upon performance metrics.

Kristofer Heaton is a CPA and began his career with a large bank in Salt Lake City in 2004. In 2006, he moved to public accounting and gained experience in various industries while working for eight years for various firms. Mr. Heaton founded his own firm “Heaton & Company, PLLC” in 2015 which specializes in audits of public companies and which has provided non-audit accounting and administrative services to the Company since 2017. Mr. Heaton will continue his accounting practice in addition to position with the Company. Mr. Heaton obtained his bachelor’s degree in Accounting from Brigham Young University and his master’s degree in Accounting from Weber State University.

Reference is made to the Company’s Form 10-K for the fiscal year ended December 31, 2019 for a description of the biography of Louis Schiliro.

Item 8.01. Other Events

On November 24, 2020, the Company issued a press release, a copy of which is appended hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

Exhibit	Description
10.1	Brian Thom services agreement.
10.2	Brian Thom Restricted Stock Unit Award.
99.1	Press release dated November 24, 2020.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

United Health Products, Inc.

Dated: December 1, 2020	/s/ Louis Schiliro
Louis Schiliro, Chief Operating Officer

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